SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) : March 26, 1998




                            LEXFORD RESIDENTIAL TRUST
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               (Exact Name of Registrant as Specified in Charter)


         Maryland                    1-13951                     31-4427382
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(State of Other Jurisdiction     (Commission File Number)    (I.R.S. Employer
      of Incorporation)                                      Identification No.)


The Huntington Center
24th Floor
41 South High Street, Suite 2410 , Columbus, Ohio                      43215
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   (Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code:  (614) 242-3850






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ITEM 5.  OTHER EVENTS


On March 26, 1998, a special committee of the Registrant's Board of Trustees comprised of three disinterested Trustees (the "Special Committee") approved a voluntary retirement program (the "Program") for the non-employee Trustees not serving on the Special Committee. Under the Program, an eligible Trustee who elects to resign from the Board will receive the retirement package described below; provided, however, that the Trustee must make the election to resign before  April 15, 1998 and before the maximum  number of  non-employee  Trustees
(five) has elected to participate. A Trustee participating in the Program will receive a retirement package consisting of: (1) a cash payment in the amount of $225,000 (determined by estimating the amount of income taxes payable by a typical Trustee with respect to the full exercise of the Trustee's non-qualified stock options, without a gross-up for the taxability of the cash payment); (2) vesting of (a) the non-vested awards under the Company's 1997 Performance Equity Plan (being one-third of the shares subject to the original award, or 11,000 shares) and (b) the most recent annual award of stock options for 4,000 shares granted following the Registrant's October 7, 1997 Annual Shareholders Meeting that would otherwise vest at the next annual meeting of shareholders; and (3) the ability to continue the deferral of receipt (and taxation) of amounts credited under the Registrant's Executive Deferred Compensation Plan and Rabbi Trust (the "Rabbi Trust") for a period of up to five years. In addition, a participating Trustee may elect to defer receipt (and taxation) of some or all of the cash payment (as described in the preceding sentence) through the Rabbi Trust for a period of up to five years; provided, however, that any amount so deferred will be required to be invested in Registrant's Common Shares under the Rabbi Trust for the entire deferral period. The Program is to be administered and interpreted in accordance with rules established by the Special Committee.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

                                          LEXFORD RESIDENTIAL TRUST



Date:  March 31, 1998                     By:  /s/ Mark D. Thompson
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                                                   Mark D. Thompson
                                                   Executive Vice President and
                                                   Chief Financial Officer










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